Exhibit 16.1

June 20, 2018

Securities and Exchange Commission

100 F Street

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Simlatus Corporation’s Form 8-K dated June 20, 2018 and we agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

Sincerely,

/s/ Mac Accounting Group, LLP